UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A
Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2009

SKYE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27549	88-0362112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7701 E. Gray Rd., Suite 104 Scottsdale AZ 85260

(Address of principal executive offices) (Zip Code)

(480) 993-2300

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

 On November 20, 2009, management of the registrant concluded that the registrant’s financial statements for the year ended December 31, 2008 included in the registrant’s Form 10-K that was filed on March 26, 2009 (the “Report”) could not be relied upon. Management made the determination that its valuation of the beneficial conversion feature and the stock options were not properly accounted for. Management apprised the registrant’s Board of Directors and discussed the matters in the Report with its independent auditors. Restated financial statements for the year ended December 31, 2008 were included in the Form 10-K for the fiscal year ended December 31, 2009 filed on April 15, 2010.

The accounting errors that were identified consisted of two items:  the calculation of the beneficial conversion feature and the calculation of stock option expense.

Beneficial conversion feature – The beneficial conversion feature relates to the convertible debenture disclosed in the registrant’s Form 8-K dated September 22, 2008.  Originally, the registrant calculated the beneficial conversion feature using a Black-Scholes methodology, but has since determined that the intrinsic value should have been used.  Recalculating the beneficial conversion feature using intrinsic value resulted in an amount of $360,000, in contrast to the original calculation of $900,000.  The adjustment resulted in an increase to liabilities of $540,000 and a decrease to paid-in capital of the same amount.  Since the amount allocated to the beneficial conversion is amortized as interest expense over the life of the debenture, the reduction in a beneficial conversion feature caused a reduction to the interest expense recognized in the amount of $27,000 per quarter for the quarters ended March 31, 2009 and June 30, 2009.  Interest expense recognized on the beneficial conversion feature for the quarter ended December 31, 2008 was increased by $11,745, since the original amount that was recognized of approximately $8,000 was incorrectly too low.

Stock option expense – With respect to stock options granted in the fourth quarter of 2008, the registrant originally did not follow certain provisions of Staff Accounting Bulletin 107 and Statement of Financial Accounting Standards 123R.  The recalculated amount resulted in an increase to stock option expense of $129,912 (included in General and Administrative expenses in the statement of operations) and an increase to paid-in capital.

In addition, a calculation error was made for stock options granted during March 2009.  The recalculated amount resulted in an increase to stock option expense of $571,167 (included in General and Administrative expenses in the statement of operations) and an increase to paid-in capital.   The calculation was described as follows in the most recent Form 10-K:   On March 1, 2009, the Company granted options to the President, Chief Financial Officer, and Executive Vice President to purchase 500,000 shares each at $.50. The options may be exercised at any time within five (5) years of the date of the grant. Using a stock price on the date of the grant of $.41, exercise price of $.50, 5-year option, risk-free rate of 3.94% and a volatility rate of 231%, the value of these options is calculated at $0.38 using the Black-Sholes model. The aggregate value of 1,500,000 options is $571,167 which was recorded as an expense during the [quarter ended March 31, 2009]. At December 31, 2009, none of the options have been exercised.

These errors affected the interim financial statements contained in the Form 10-Q reports for the quarters ended September 30, 2008, March 31, 2009 and June 30, 2009 as follows:

	As reported	Adjustments	Corrected Amount
Consolidated Balance Sheet - September 30, 2008:
Convertible Notes Payable, net	$18,686	$240,000	$258,686
Total Liabilities	990,029	240,000	1,230,029
Additional Paid in Capital	13,799,675	(240,000)	13,559,675
Accumulated Deficit	(14,065,205)		(14,065,205)
Total Stockholders’ Deficit	(252,223)	(240,000)	(492,223)

Consolidated Balance Sheet - March 31, 2009:
Convertible Notes Payable, net	$387,777	$524,745	$912,522
Total Liabilities	1,399,924	524,745	1,924,669
Additional Paid in Capital	14,728,057	161,079	14,889,136
Accumulated Deficit	(15,494,179)	(685,824)	(16,180,003)
Total Stockholders’ Deficit	(660,194)	(524,745)	(1,184,939)

Consolidated Balance Sheet – June 30, 2009:
Convertible Notes Payable, net	$557,777	$497,745	$1,055,522
Total Liabilities	1,871,467	497,745	2,369,212
Additional Paid in Capital	14,976,865	161,079	15,137,944
Accumulated Deficit	(15,988,631)	(658,824)	(16,647,455)
Total Stockholders’ Deficit	(996,901)	(497,745)	(1,494,646)

While the amounts of the adjustments were significant, management of the registrant does not believe that the judgment of persons relying on the Form 10-Q reports for the quarters ended September 30, 2008, March 31, 2009 and June 30, 2009 would be changed or influenced by the correction of the items described above.  Those reports disclosed working capital deficits and continuing losses from operations.  The correction of these reports would not change those basic disclosures.  The registrant has yet to operate profitably and has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  Accordingly, the registrant believes that those reports may still be relied upon.

Item 9.01	Financial Statements and Exhibits

Regulation S-K Number	Document
99.1	Restated Financial Statements for the year ended December 31, 2008

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYE INTERNATIONAL, INC

Date: June 14, 2010	By:	/s/ Perry Logan
Name: Perry Logan
Title: Chief Executive Officer